Exhibit 10.1

Professional Services and Technology Acquisition Agreement

among

Wrap Technologies, Inc.

and

Lumeto Inc.

and

Spatial Industries Group, Inc.

dated as of

November 22, 2022

PROFESSIONAL SERVICES AND TECHNOLOGY ACQUISITION AGREEMENT

This Professional Services and Technology Acquisition Agreement (this “Agreement”), dated as of November 22, 2022 (the “Effective Date”), is by and among Lumeto, Inc., a corporation formed under the Canadian Business Corporations Act (“Lumeto”), Spatial Industries Group, Inc., a corporation formed under the Canadian Business Corporations Act (“Spatial”), with offices located at 211-213 Sterling Rd., Toronto, Ontario M6R 2B2 (Lumeto and Spatial are collectively, the “Service Provider”) and Wrap Technologies, Inc., a Delaware corporation, with offices located at 1817 West 4th Street, Tempe, AZ 85281 (the “Customer” or “Wrap”).

WHEREAS, Customer desires to retain Service Provider to provide certain services and purchase certain technology from Service Provider upon the terms and conditions hereinafter set forth, and Service Provider is willing to perform such services and sell such technology.

In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.    Definitions.

“Action” means any third-party claim, suit, action, or proceeding.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Authorized Service Recipient” means Wrap Reality, Inc, a Delaware corporation.

“Agreement” has the meaning set forth in the preamble.

“Change Order” has the meaning set forth in Section 5.2.

“Confidential Information” means any information that is treated as confidential by a party, including but not limited to all non-public information about its business affairs, products or services, Intellectual Property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information, whether disclosed orally or in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential”. Confidential Information shall not include information that: (a) is already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information from the Disclosing Party; (b) is or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party; (c) is developed by the Receiving Party independently of, and without reference to, any Confidential Information of the Disclosing Party; or (d) is received by the Receiving Party from a third party who is not under any obligation to the Disclosing Party to maintain the confidentiality of such information.

“Customer” has the meaning set forth in the preamble.

“Customer Contract Manager” has the meaning set forth in Section 4.1(a).

“Customer Equipment” means any equipment, systems, cabling, or facilities provided by Customer and used directly or indirectly in the provision of the Services.

“Customer Materials” any documents, data, know-how, methodologies, software, and other materials provided to Service Provider by Customer, including computer programs, reports, and Specifications.

“Deliverables” means all documents, work product, and other materials that are delivered to Customer hereunder or prepared by or on behalf of Service Provider in the course of performing the Services, including any items identified as such in the Statement of Work.

“Derivatives” has the meaning set forth in Section 9.1.

“Disclosing Party” means a party that discloses Confidential Information under this Agreement.

“Documentation” means any and all user manuals, operating manuals, and instructions, specifications, and other documents and materials that Service Provider provides or makes available to Customer in any medium and which describe the operation, use, support, or maintenance of the Project and/or the Deliverables.

“Final Payment” has the meaning set forth in Section 8.1.

“Force Majeure Event” has the meaning set forth in Section 16.

“Intellectual Property Rights” means all (a) patents, patent disclosures, and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, together with all of the goodwill associated therewith, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.

“Key Personnel” means any Service Provider Personnel who is identified as being key in the Statement of Work.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Law Enforcement and Public Safety Industries” means any public safety-related agency or entity, which may be, without limitation, federal, tribal, state, or other local law enforcement or public safety entity. By way of example, but in no way a limitation of the generality of the preceding sentence, examples of customers may include, without limitation, police, corrections, military, public safety, fire, rescue, emergency services, emergency medical services, inmate reentry, constables, sheriff agencies, and/or search and rescue.

“Losses” mean all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Lumeto” has the meaning set forth in the preamble.

“Maintenance and Support Agreement” means the system maintenance and support agreement that may be entered into by the parties concurrently herewith, as the same may be amended, renewed, extended, or reinstated from time to time.

“Maintenance Cap” has the meaning set forth in Section 6.

“Permitted Subcontractor” has the meaning set forth in Section 3.1(i).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Pre-Existing Materials” means the pre-existing materials specified in the Statement of Work provided by or used by Service Provider in connection with performing the Services, in each case developed or acquired by the Service Provider prior to the commencement of this Agreement.

“Project” means the project as described in the Statement of Work.

“Project Deadline” means February 28, 2023, or such other date as may be agreed to by the parties, mutually, in writing.

“Project Milestone” means an event or task described in the Statement of Work which shall be completed by the relevant date set forth in the Statement of Work.

“Receiving Party” means a party that receives or acquires Confidential Information directly or indirectly under this Agreement.

“Service Provider” has the meaning set forth in the preamble.

“Service Provider Contract Manager” has the meaning set forth in Section 3.1(c)(i).

“Service Provider Equipment” means any equipment, systems, cabling, or facilities provided by or on behalf of Service Provider and used directly or indirectly in the provision of the Services.

“Service Provider Personnel” means all employees and Permitted Subcontractors, if any, engaged by Service Provider to perform the Services.

“Services” has the meaning set forth in Section 2.1.

“Spatial” has the meaning set forth in the preamble.

“Specifications” means the specifications for the Project set forth in the Statement of Work.

“Statement of Work” means the statement of work attached as Exhibit A.

“Term” has the meaning set forth in Section 7.

2.    Services.

2.1    Engagement of Service Provider. Customer hereby engages Service Provider, and Service Provider hereby accepts such engagement, to provide the Deliverables and perform certain services described in the Statement of Work (collectively, the “Services”) on the terms and conditions set forth in this Agreement.

2.2    The Statement of Work shall include the following information, if applicable:

(a)    a detailed description of the Services to be performed pursuant to the Statement of Work;

(b)    the date upon which the Services will commence and the term of such Statement of Work;

(c)    the names of the Service Provider Contract Manager and any Key Personnel;

(d)    the fees to be paid to Service Provider for completion of all deliverables under the Statement of Work;

(e)    The Project implementation plan, including a detailed timetable;

(f)    Project Milestones and payment schedules;

(g)    The specific criteria for completion of the Project;

(h)    procedures for the testing and acceptance of the Services and Deliverables by Customer; and

(i)    any other terms and conditions agreed upon by the parties in connection with the Services to be performed pursuant to the Statement of Work.

3.    Service Provider's Obligations.

3.1    The Service Provider shall:

(a)    Deliver all work in the Statement of Work including the following:

(i)    Work to put in place the cloud infrastructure required for Wrap to further create and customize training Scenarios, sessions and other development tools

(ii)    Support Wrap’s new cloud environment conﬁguration to enable the product, infrastructure, and code before and after the end of the project, subject to the Maintenance Cap and related fees in Section 6.

(iii)    Provide relevant and reasonable documentation, consultation and training by the Project Deadline to enable Wrap engineering team to takeover code base and maintain/build on the platform going forward

(iv)    Provide Maintenance for one year as noted below

(v)    Provide access to hire one or more software developers or designers to support the Authorized Service Recipient once the Project is completed.

(vi)    Provide all software code and services in this agreement for the fixed price agreed to (and which price shall include associated work efforts and deliverables).

(b)    Provide the perpetual, non-exclusive license to its software including but not limited to a customized instance of its InvolveXR platform, as more specifically set forth in Section 9.3, and provide capabilities and architecture to enable instructor-led police training scenarios for Wrap as described in the Statement of Work.

(c)    appoint:

(i)    a Service Provider employee to serve as a primary contact with respect to this Agreement and who will have the authority to act on behalf of Service Provider in connection with matters pertaining to this Agreement (the “Service Provider Contract Manager”); and

(ii)    Key Personnel, who shall be suitably skilled, experienced, and qualified to perform the Services;

(d)    maintain the same Service Provider Contract Manager and other Key Personnel throughout the Term of this Agreement except for changes in such personnel due to:

(i)    Customer's request pursuant to Section 3.1(e); or

(ii)    the resignation or termination of such personnel or other circumstances outside of Service Provider's reasonable control;

(e)    upon the written request of Customer, promptly replace the Service Provider Contract Manager and any other Service Provider Personnel;

(f)    before the date on which the Services are to start, obtain, and at all times during the Term of this Agreement maintain, all necessary licenses and consents and comply with all relevant Laws applicable to the provision of the Services;

(g)    [***]

(h)    comply with, and ensure that all Service Provider Personnel comply with, all rules, regulations, and policies of Customer that are communicated to Service Provider in writing, including security procedures concerning systems and data and remote access;

3. obtain Customer’s written approval, not to be unreasonably withheld, prior to entering into agreements with or otherwise engaging any Person, including all subcontractors and Affiliates of Service Provider, other than Service Provider’s employees, to provide any Services and Deliverables to Customer (each such approved subcontractor or other third party, a “Permitted Subcontractor”). Customer’s approval shall not relieve Service Provider of its obligations under the Agreement, and Service Provider shall remain fully responsible for the performance of each such Permitted Subcontractor and its employees and for their compliance with all of the terms and conditions of this Agreement as if they were Service Provider’s own employees. Nothing contained in this Agreement shall create any contractual relationship between Customer and any Service Provider subcontractor or supplier; and

(j)    require each Permitted Subcontractor to be bound in writing by the confidentiality and intellectual property assignment or license provisions of this Agreement, and, upon Customer’s written request, to enter into a non-disclosure or intellectual property assignment or license agreement in a form that is reasonably satisfactory to Customer.

3.2    Service Provider is responsible for all Service Provider Personnel and for the payment of their compensation, including, if applicable, withholding of income taxes, and the payment and withholding of social security and other payroll taxes, unemployment insurance, workers’ compensation insurance payments, and disability benefits.

3.3    Service Provider acknowledges that time is of the essence with respect to Service Provider’s obligations hereunder and that prompt and timely performance of all such obligations, including all timetables, Project Milestones, and other requirements in this Agreement and the Statement of Work, is strictly required.

3.4    [***]

4.    Customer's Obligations.

4.1    Customer shall:

(a)    cooperate with Service Provider in all matters relating to the Services and appoint and, in its reasonable discretion, replace, a Customer employee to serve as the primary contact with respect to this Agreement and who will have the authority to act on behalf of Customer with respect to matters pertaining to this Agreement (the “Customer Contract Manager”);

(b)    provide such access to Customer's premises and such office accommodation and other facilities as may reasonably be required by Service Provider and agreed with Customer in writing in advance, for the purposes of performing the Services;

(c)    respond promptly to any Service Provider request to provide direction, information, approvals, authorizations, or decisions that are reasonably necessary for Service Provider to perform Services in accordance with the requirements of this Agreement;

(d)    provide such Customer Materials as Service Provider may reasonably request and Customer considers reasonably necessary, in order to carry out the Services, in a timely manner, and ensure that it is complete and accurate in all material respects; and

(e)    obtain and maintain all necessary licenses and consents and comply with all applicable Law in relation to the Services to the extent that such licenses, consents, and Law relate to Customer's business, premises, staff, and equipment, in all cases before the date on which the Services are to start.

4.2    If Service Provider's performance of its obligations under this Agreement is prevented or delayed by any act or omission of Customer, any Authorized Service Recipient, or their agents, subcontractors, consultants, or employees outside of Service Provider's reasonable control, Service Provider shall not be deemed in breach of its obligations under this Agreement or otherwise liable for any costs, charges, or losses sustained or incurred by Customer, in each case, to the extent arising directly or indirectly from such prevention or delay.

5.    Change Orders.

5.1    If Customer wishes to change the scope or performance of the Services, it shall submit details of the requested change to Service Provider in writing in accordance with the notice provisions in Section 17.4. Service Provider shall, within a reasonable time (not to exceed five days) after receiving a Customer-initiated request, or at the same time that Service Provider initiates such a request, provide a written estimate to Customer of:

(a)    the likely time required to implement the change;

(b)    any necessary variations to the fees and other charges for the Services arising from the change;

(c)    the likely effect of the change on the Services;

(d)    any other impact the change might have on the performance of this Agreement; and

(e)    any other information requested by the Customer.

5.2    Promptly after receipt of the written estimate, the parties shall negotiate and agree in writing on the terms of such change (a “Change Order”). Neither party shall be bound by any Change Order unless mutually agreed upon in writing in accordance with Section 17.10.

6.    Maintenance and Support. Prior to the Project Deadline, Service Provider will provide to Customer maintenance and support services as part of the Services and without additional charge. For a period of one (1) year thereafter, Service Provider will provide to Customer up to one hundred (100) hours of maintenance and support services at no charge to Customer (the “Maintenance Cap”), with any additional maintenance and support above the Maintenance Cap being offered at a rate of One Thousand and 00/100 Dollars ($1,000.00) per full work day (at least 8 hours) pursuant to the terms and conditions stated in the Maintenance and Support Agreement, if any.

7.    Term and Termination.

7.1    Term. This Agreement shall commence as of the Effective Date and shall continue thereafter until the completion of the Services, which is to be no later than the Project Deadline, unless sooner terminated pursuant to this Section 7.

7.2    Termination for Cause. Either party may terminate this Agreement, effective upon written notice to the other party (the “Defaulting Party”), if the Defaulting Party:

(a)    materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within thirty (30) days after receipt of written notice of such breach; or

(b)    (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within thirty (30) business days or is not dismissed or vacated within thirty (30) days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

7.3    Effects of Termination or Expiration. Upon expiration or termination of this Agreement for any reason:

(a)    Service Provider shall (i) promptly deliver to Customer all Deliverables (whether complete or incomplete) for which Customer has paid, all Customer Equipment and all Customer Materials in its possession, (ii) promptly remove any Service Provider Equipment located at Customer's premises, (iii) provide reasonable cooperation and assistance to Customer in transitioning the Services to a different Service Provider, and (iv) on a pro rata basis, repay all fees and expenses paid in advance for any Services not performed or Deliverables not provided.

(b)    Each party shall (i) return to the other party all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other party's Confidential Information, (ii) permanently delete all of the other party's Confidential Information from its computer systems, and (iii) certify in writing to the other party that it has complied with the requirements of this clause; provided, however, that Customer may retain copies of any Confidential Information of Service Provider incorporated in the Deliverables or to the extent necessary to allow it to make full use of the Services and any Deliverables.

(c)    In no event shall Customer be liable for any Service Provider Personnel termination costs arising from the expiration or termination of this Agreement.

7.1    Survival. The rights and obligations of the parties set forth in this Section 7.1 and Section 1, Section 7.3, Section 9, Section 10, Section 11, , , Section 13, Section 14, and Section 17, and any right or obligation of the parties in this Agreement which, by its nature, should survive termination or expiration of this Agreement, will survive any such termination or expiration of this Agreement.

8.    Fees and Expenses; Payment Terms.

8.1    In consideration of the provision of the Services, software code, knowledge transfer, maintenance and all services and support by the Service Provider outlined in the Statement of Work, and the rights granted to Customer under this Agreement, Customer shall pay the following fees to Service Provider: (a) Seven Hundred Thousand and 00/100 Dollars ($700,000.00) upon execution of this Agreement; (b) One Hundred Twenty-Five Thousand and 00/100 Dollars upon the achievement of Delivery Milestone #3 (as defined in the Statement of Work); and (c) One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00) on the Project Deadline (the “Final Payment”); provided, however, the Final Payment shall only be due if the Services are completed and the Deliverables are delivered on or prior to the Project Deadline. Payment to Service Provider of such fees shall constitute payment in full for the performance of the Services and delivery of the deliverables, software code, rights, and maintenance, as outlined in the Statement of Work, and Customer shall not be responsible for paying any other fees, costs, or expenses.

8.2    All payments hereunder shall be in US dollars and made by check or wire transfer unless otherwise agreed by the parties hereto.

8.3    Without prejudice to any other right or remedy it may have, Customer reserves the right to set off at any time any amount owing to it by Service Provider against any amount payable by Customer to Service Provider.

8.4    Customer does not waive the right to claw back payments if software is defective or project and deliverables are not completed as per the Statement of Work and this agreement.

9.    Intellectual Property Rights; Ownership.

9.1    Except as set forth in Section 9.3, Customer is, and shall be, the sole and exclusive owner of all right, title, and interest in and to the Deliverables as outlined in the Statement of Work, including all Documentation, and all works, inventions and other subject matter incorporating, based on or derived from any Service Provider Materials and Deliverables, including all customizations, enhancements, improvements and other modifications thereof (collectively, “Derivatives”), including all Intellectual Property Rights therein. Service Provider agrees, and will cause its Service Provider Personnel to agree, that with respect to any Deliverables that may qualify as “work made for hire” as defined in 17 U.S.C. §101, such Deliverables are hereby deemed a “work made for hire” for Customer. To the extent that any of the Deliverables do not constitute a “work made for hire”, Service Provider hereby irrevocably assigns, and shall cause the Service Provider Personnel to irrevocably assign to Customer, in each case without additional consideration, all right, title, and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein. The Service Provider shall cause the Service Provider Personnel to irrevocably waive, to the extent permitted by applicable Law, any and all claims such Service Provider Personnel may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of droit moral with respect to the Deliverables.

9.2    Upon the request of Customer, Service Provider shall, and shall cause the Service Provider Personnel to, promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Customer to prosecute, register, perfect, or record its rights in or to any Deliverables.

9.3    Service Provider and its licensors are, and shall remain, the sole and exclusive owners of all right, title, and interest in and to the Pre-Existing Materials, including all Intellectual Property Rights therein. Service Provider hereby grants Customer and the Authorized Service Recipients a non-exclusive, world-wide, irrevocable, perpetual, fully paid-up, royalty-free, worldwide license to use, perform, display, execute, reproduce, distribute, transmit, modify (including to create Derivatives), import, make, have made, sell, offer to sell, and otherwise exploit any Pre-Existing Materials to the extent incorporated in, combined with or otherwise necessary for the use of the Deliverables for any and all purposes. All other rights in and to the Pre-Existing Materials are expressly reserved by Service Provider.

9.4    Customer and its licensors are, and shall remain, the sole and exclusive owner of all right, title, and interest in and to the Customer Materials, including all Intellectual Property Rights therein. Service Provider shall have no right or license to use any Customer Materials except solely during the Term of the Agreement to the extent necessary to provide the Services to Customer. All other rights in and to the Customer Materials are expressly reserved by Customer.

10.    Confidential Information.

10.1    The Receiving Party agrees:

(a)    not to disclose or otherwise make available Confidential Information of the Disclosing Party to any third party without the prior written consent of the Disclosing Party; provided, however, that the Receiving Party may disclose the Confidential Information of the Disclosing Party to its officers, employees, consultants, and legal advisors who have a “need to know”, who have been apprised of this restriction, and who are themselves bound by nondisclosure obligations at least as restrictive as those set forth in this Section 10;

(b)    to use the Confidential Information of the Disclosing Party only for the purposes of performing its obligations under the Agreement or, in the case of Customer, to make use of the Services, Deliverables, and Documentation; and

(c)    to immediately notify the Disclosing Party in the event it becomes aware of any loss or disclosure of any of the Confidential Information of Disclosing Party.

10.2    If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall provide:

(a)    prompt written notice of such requirement so that the Disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and

(b)    reasonable assistance, at the Disclosing Party's sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.

10.3    If, after providing such notice and assistance as required herein, the Receiving Party remains required by Law to disclose any Confidential Information, the Receiving Party shall disclose no more than that portion of the Confidential Information which, on the advice of the Receiving Party's legal counsel, the Receiving Party is legally required to disclose and, upon the Disclosing Party's request, shall use commercially reasonable efforts to obtain assurances from the applicable court or agency that such Confidential Information will be afforded confidential treatment.

11.    Representations and Warranties.

11.1    Each party represents and warrants to the other party that:

(a)    it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b)    it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted hereunder, and to perform its obligations hereunder;

(c)    the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party; and

(d)    when executed and delivered by such party, this Agreement will constitute the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

11.2    Service Provider represents and warrants to Customer that:

(a)    it shall perform the Services using personnel of required skill, experience, and qualifications and in a professional and workmanlike manner in accordance with best industry standards for similar services and shall devote adequate resources to meet its obligations under this Agreement;

(b)    it is in compliance with, and shall perform the Services in compliance with, all applicable Laws;

(c)    Customer will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind;

(d)    (i) none of the Services, Deliverables, and Customer's use thereof infringe or will infringe any Intellectual Property Right of any third party, and, (ii) as of the date hereof, there are no pending or, to Service Provider's knowledge, threatened claims, litigation, or other proceedings pending against Service Provider by any third party based on an alleged violation of such Intellectual Property Rights, in each case, excluding any infringement or claim, litigation or other proceedings to the extent arising out of (x) any Customer Materials or any instruction, information, designs, specifications, or other materials provided by Customer to Service Provider, (y) use of the Deliverables in combination with any materials or equipment not supplied or specified by Service Provider, if the infringement would have been avoided by the use of the Deliverables not so combined, and (z) any modifications or changes made to the Deliverables by or on behalf of any Person other than Service Provider;

(e)    the Services and Deliverables will be in conformity in all respects with all requirements or Specifications stated in this Agreement and the Statement of Work.

12.    Indemnification.

12.1    Service Provider shall defend, indemnify, and hold harmless Customer and Customer's Affiliates and their officers, directors, employees, agents, successors, and permitted assigns (each, a “Customer Indemnitee”) from and against all Losses arising out of or resulting from Service Provider's breach of any representation, warranty, or obligation of Service Provider set forth in this Agreement (other than arising as a direct or indirect result of any Customer disruption as contemplated in Section 4.2 hereof).

12.2    Service Provider shall defend, indemnify, and hold harmless the Customer Indemnitees from and against all Losses based on a claim that any of the Services or Deliverables or Customer's receipt or use thereof infringes any Intellectual Property Right of a third party; provided, however, that Service Provider shall have no obligations under this Section 12.2 with respect to any direct or indirect claims to the extent arising out of any modifications or changes made to the Deliverables by Customer or by or on behalf of any Person other than Service Provider or Service Provider Personnel after the Project Deadline or arising in relation to any Customer Materials or any instruction, information, designs, specifications, or other materials provided by Customer to Service Provider.

12.3    Customer shall defend, indemnify, and hold harmless Service Provider, its Affiliates, and their officers, directors, employees, agents, successors, and permitted assigns from and against all Losses arising out of or resulting from any third-party Action arising out of or resulting from Customer's breach of any representation, warranty, or obligation of Customer in this Agreement.

12.4    The party seeking indemnification hereunder shall promptly notify the indemnifying party in writing of any Action and cooperate with the indemnifying party at the indemnifying party's sole cost and expense. The indemnifying party shall immediately take control of the defense and investigation of such Action and shall employ counsel of its choice to handle and defend the same, at the indemnifying party's sole cost and expense. The indemnifying party shall not settle any Action in a manner that adversely affects the rights of the indemnified party without the indemnified party's prior written consent, which shall not be unreasonably withheld or delayed. The indemnified party's failure to perform any obligations under this Section 12.4 shall not relieve the indemnifying party of its obligations under this Section 12.4 except to the extent that the indemnifying party can demonstrate that it has been materially prejudiced as a result of such failure. The indemnified party may participate in and observe the proceedings at its own cost and expense.

12.5    Notwithstanding anything to the contrary in this Agreement, the indemnifying party is not obligated to indemnify, hold harmless, or defend the indemnified party against any claim (whether direct or indirect) to the extent such claim or corresponding losses arise out of or result from, in whole or in part, the indemnified party's:

(a)    gross negligence or more culpable act or omission (including recklessness or willful misconduct); or

(b)    bad faith failure to comply with any of its obligations set forth in this Agreement.

13.    Insurance.

13.1     At all times during the Term of this Agreement, Service Provider shall maintain, at its sole cost and expense, at least the following types and amounts of insurance coverage:

(a)    Commercial General Liability with limits no less than $1,000,000 per occurrence, including bodily injury and property damage and products and completed operations and advertising liability, which policy will include contractual liability coverage insuring the activities of Service Provider under this Agreement;

(b)    Errors and Omissions/Professional Liability with limits no less than $2,000,000 per occurrence and $2,000,000 in the aggregate.

14.    [***]

15.    Non-Exclusivity; Non-Compete. The Service Provider retains the right to perform the same or similar type of services for third parties during the Term of this Agreement, except that, during the Term, and for a period of twenty-four (24) months following the expiration of the Term, Service Provider shall not compete with Customer in selling scenario-based training to Law Enforcement and Public Safety Industries outside of Ontario, Canada; provided, however, Service Provider shall retain the right to sell its healthcare-related products to Law Enforcement and Public Safety Industries, emergency medical services, federal military branches, emergency and other safety agencies so long as it does not include elements similar or related to law enforcement tactical scenarios, police responses, or leveraging lethal or less than lethal weapons.

16.    Force Majeure.

16.1    No party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from the following force majeure events (“Force Majeure Events”): (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) government order or law; (e) actions, embargoes, or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency, including, without limitation, outbreaks of illness and pandemics, including future outbreaks of the COVID-19 virus and its variants; (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; or (i) shortage of adequate power or transportation facilities. The affected party shall give notice within five days of the Force Majeure Event to the other party, stating the period of time the occurrence is expected to continue.

16.2    During the Force Majeure Event, the non-affected party may similarly suspend its performance obligations until such time as the affected party resumes performance.

16.3    The affected party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized and shall resume performance of its obligations as soon as reasonably practicable after the removal of the cause. If the affected party's failure or delay remains uncured for a period of thirty (30) days following written notice given by it under this Section 16, the other party may thereafter terminate this Agreement upon fifteen (15) days' written notice.

17.    Miscellaneous.

17.1    Each party shall, upon the reasonable request, and at the sole cost and expense, of the other party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

17.2    The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

17.3    Neither party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement, or otherwise use the other party's trademarks, service marks, trade names, logos, symbols, or brand names, in each case, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

17.4    All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 17.4.

If to Service Provider:	Lumeto, Inc. Suite 211 213 Sterling Rd. Toronto Ontario, CANADA M6R 2B2 Email: [***] Attention: Chief Executive Officer
If to Customer:	Wrap Technologies, Inc. 1817 West 4th Street Tempe, AZ 85281 Email: [***] Attention: Chief Executive Officer

17.5    For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Schedules, Exhibits, and statements of work refer to the Sections of, and Schedules, Exhibits, and statements of work attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules, Exhibits, and the Statement of Work referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

17.6    This Agreement, together with all Schedules, Exhibits, and the Statement of Work, and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule, Exhibit or Statement of Work, the following order of precedence shall govern: (a) first, this Agreement, exclusive of its Exhibits and Schedules; (b) second, the Statement of Work; and (c) third, any Exhibits and Schedules to this Agreement.

17.7    Neither party may assign, transfer, or delegate any or all of its rights or obligations under this Agreement, including by operation of law, change of control, or merger, without the prior written consent of the other party; provided, that, upon prior written notice to Service Provider, Customer may assign the Agreement to an Affiliate of Customer or to a successor of all or substantially all of the assets of such party through merger, reorganization, consolidation, or acquisition. No assignment shall relieve the assigning party of any of its obligations hereunder. Any attempted assignment, transfer, or other conveyance in violation of the foregoing shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

17.8    This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

17.9    The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

17.10    This Agreement may be amended, modified, or supplemented only by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

17.11    If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

17.12    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Arizona. Any legal suit, action, or proceeding arising out of or related to this Agreement or the Services provided hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of Arizona in each case located in the city of Tempe and County of Maricopa, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court.

17.13    EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17.14    Each party acknowledges that a breach by a party of Section 9 (Intellectual Property Rights; Ownership), Section 10 (Confidentiality), Section 14 (Non-Solicitation), or the non-compete portions of Section 15 (Non-Exclusivity; Non-Compete) may cause the non-breaching party irreparable damages, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, the non-breaching party will be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance, and any other relief that may be available from any court, in addition to any other remedy to which the non-breaching party may be entitled at law or in equity. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

17.15    If any action, suit, or other legal or administrative proceeding is instituted or commenced by either party hereto against the other party arising out of or related to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and court costs from the non-prevailing party.

17.16    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Lumeto, Inc.
By /s/ Raja. Khanna Name: Raja Khanna Title: CEO
Spatial Industries Group, Inc.
By /s/ Raja. Khanna Name: Raja Khanna Title: CEO

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WRAP TECHNOLOGIES, INC. By /s/ TJ Kennedy Name: TJ Kennedy Title: Chief Executive Officer

EXHIBIT A

Statement of Work

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